Exhibit 99.1

2020 Calamos Court Naperville, IL 60563-2787 www.calamos.com

FOR IMMEDIATE RELEASE	News Release

Contact:

Jennifer McGuffin

Vice President, Director of Corporate Communications

+1.630.245.1780

media@calamos.com

Calamos Asset Management, Inc. Announces Share Repurchase Program

Naperville, IL; November 13, 2014 – Calamos Asset Management, Inc. (NASDAQ: CLMS), representing the public shares outstanding, owns 22.2% of the operating company, Calamos Investments LLC, with the remaining 77.8% privately owned by Calamos Family Partners, Inc. Calamos Asset Management, Inc. and Calamos Investments LLC together operate a diversified global investment firm offering equity, fixed income, convertible and alternative strategies, and today reported that the Board of Directors of Calamos Asset Management, Inc. approved a share repurchase program to acquire up to 3 million shares of the company’s outstanding Class A Common Stock by Calamos Investments LLC.

Newly Authorized Repurchase Program

The new share repurchase program was implemented primarily to continue to manage the dilution from share issuance under the company’s incentive compensation plan. Under the program, Calamos Investments LLC is authorized to repurchase up to 3 million shares at prevailing market prices, through open market purchases or privately negotiated transactions at such times, manner and prices as are determined by management, subject to market conditions and applicable legal requirements. There is no minimum number of shares to repurchase, the company may discontinue repurchases at any time and there is no assurance as to the number of shares, if any, which may actually be repurchased under the program.

About Calamos

Calamos Asset Management, Inc. (NASDAQ: CLMS) is a diversified global investment firm offering innovative investment strategies including equity, fixed income, convertible and alternative investments. The firm offers strategies through separately managed portfolios, mutual funds, closed-end funds, private funds, UCITS funds and exchange traded funds. Clients include major corporations, pension funds, endowments, foundations and individuals, as well as the financial advisors and consultants who serve them. Headquartered in the Chicago metropolitan area, the firm also has offices in London and New York. For more information visit www.calamos.com.

Forward-Looking Statements & Important Risk Disclosures

From time to time, information or statements provided by us, including those within this news release, may contain certain forward-looking statements relating to future events, future financial performance, strategies, expectations, the competitive environment and regulations. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a discussion concerning some of these and other risks, uncertainties and other important factors that could affect future results, see “Forward-Looking Information” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, where applicable, “Risk Factors” in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission.

Source: Calamos Asset Management, Inc.

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